Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quantum-Si Incorporated of our report dated February 29, 2024 (March 3, 2025, as to the effects of the adoption of ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures) relating to the 2023 financial statements of Quantum-Si Incorporated, appearing in the Annual Report on Form 10-K of Quantum-Si Incorporated for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York

March 3, 2026